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                                                                      EXHIBIT 23

                         Independent Auditors' Consent

The Board of Directors
PFF Bancorp, Inc.:

We consent to incorporation by reference in the registration statement (No. 33-20337) on Form S-8 of PFF Bancorp, Inc. of our report dated April 22, 1998, relating to the consolidated balance sheets of PFF Bancorp, Inc. and subsidiary as of March 31, 1998 and 1997, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended March 31, 1998, which report appears in the March 31, 1998, annual report on Form 10-K of PFF Bancorp, Inc.

                                        /s/ KPMG Peat Marwick LLP

                                        KPMG Peat Marwick LLP

Orange County, California
June 26, 1998